Exhibit 10.1

AMENDMENT NUMBER TEN

TO THE
HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), has heretofore adopted and maintained the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2003 (the “Plan”);

WHEREAS, the Corporation, by action of the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”), has the authority to amend the Plan pursuant to Section 17.1 of the Plan;

WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material Plan amendments; and

WHEREAS, the Corporation, by action of the Employee Benefits Committee, desires to amend the Plan in certain non-material respects.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment in Section 17.1 of the Plan and the delegation of such power pursuant to Section 13.3 of the Plan, the Plan is hereby amended, effective as of the applicable date indicated below, as follows:

1. Effective January 1, 2005, the definition of “Compensation” in Article 2 of the Plan is hereby amended in its entirety to read as follows:

“Compensation. The following items of remuneration which a Participant earns for work or personal services performed for an Employer: (a) salary or wages, including lump sum merit increases; (b) commission paid pursuant to a sales incentive plan; (c) overtime premium, shift differential or additional compensation in lieu of overtime premium; (d) compensation in lieu of vacation; (e) any annual bonus or incentive compensation payable in the form of cash pursuant to the Harris Corporation Annual Incentive Plan or any successor thereto or other similar plan or award program adopted from time to time by an Employer or any stock award made in lieu of an annual cash bonus or incentive compensation; (f) any compensation of a type described in items (a) through (e) above which is paid as an employee contribution to the Plan; (g) any salary reduction contributions to a cafeteria plan (within the meaning of section 125 of the Code) or a non-qualified deferred compensation plan maintained by an Employer; or (h) any salary reduction contributions to an arrangement maintained by an Employer providing qualified transportation fringes (within the meaning of section 132(f)(4) of the Code). Notwithstanding the foregoing, the following items shall be excluded from “Compensation”: (i) any extraordinary compensation of a recurring or non-recurring nature not included under items (a) through (h) above, including one-time recognition awards and rewards under a referral program of an Employer; (ii) any award made or amount paid pursuant to the Harris Corporation Stock Incentive Plan or any successor thereto, including, but not limited to, performance shares, stock options, restricted stock, stock appreciation rights or other stock-based awards or dividend equivalents; (iii) severance pay, separation pay or special retirement pay; (iv) retention bonuses or completion bonuses, unless authorized by the Administrative Committee in a uniform and nondiscriminatory manner to be included in Compensation; (v) reimbursement or allowances with respect to expenses incurred in connection with employment, such as tax equalization, reimbursement for moving expenses, mileage or expense allowance or education expenses; or (vi) indirect compensation such as employer-paid group insurance premiums or contributions under this Plan or any other qualified employee benefit plan, other than a contribution described in item (f) or (g) above.”

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 8th day of June, 2005.

Attest:

/s/John D. Gronda

Secretary